EXHIBIT 5.1
633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622
Telephone: 303.297.2900 Fax: 303.298.0940 www.shermanhoward.com

June 29, 2017

Advanced Emissions Solutions, Inc.
640 Plaza Drive, Suite 270
Highlands Ranch, CO 80129

Re:    Advanced Emissions Solutions, Inc. Form S-8 Registration Statement

Ladies and Gentleman:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 29, 2017 (the “Registration Statement”) by Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 2,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”), which may be offered and issued under the Advanced Emissions Solutions, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to facts material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company or representatives or officers thereof.

In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in a certificate of an officer of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock, when issued, delivered and paid for as contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws other than the General Corporation Law of the State of Delaware (including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). We express no opinion with respect to the blue sky securities laws of any state, including Delaware.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ Sherman & Howard L.L.C.